Exhibit 99.2
Wag! Group Co.

2022 Omnibus Incentive Plan

Restricted Stock Unit Grant Notice

    Wag! Group Co., a Delaware corporation (the “Company”), pursuant to the Wag! Group Co. 2022 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), has granted to the participant set forth below (the “Participant”), as of the date set forth below (the “Date of Grant”), a restricted stock unit award covering the number of units set forth below, each of which represents one (1) share of the Company’s Common Stock (the “RSUs”). The RSUs are subject to all of the terms and conditions set forth in this Restricted Stock Unit Grant Notice (the “Grant Notice”) and the Restricted Stock Unit Agreement (the “RSU Agreement”) and the Plan, both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan or the RSU Agreement will have the same definitions as in the Plan or the RSU Agreement. In the event of any conflict between the terms of the Grant Notice and the RSU Agreement and the Plan, the terms of the Plan will control.

    Participant:                ___________________________

    Date of Grant:        ___________________________

    Vesting Start Date:        ___________________________

Total Number of RSUs:        ___________________________

Vesting Schedule:	<<equity_vesting_provisions>>. For the purposes of this Grant Notice, the “Vesting Dates” shall be: <<vesting_dates>>.
Termination as a Service Provider:
In the event that Participant ceases to be a Service Provider, the provisions of Section 2 of the RSU Agreement shall apply to the RSUs.
Except as otherwise determined by the Administrator, in connection with Participant’s unpaid leave of absence approved by the Company or transfer between locations of the Company or between the Company, its Parent, or any of its Subsidiaries, the RSUs shall be treated in accordance with Section 13 of the Plan.

Change in Control:	In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, the provisions of Section 15(c) of the Plan shall apply to the RSUs.

Issuance Schedule:
Upon vesting, RSUs shall be settled in Shares within sixty (60) days of such vesting date.
Further, notwithstanding anything stated herein, in the RSU Agreement, the Plan or any other agreement applicable to the RSUs, the Company shall have the discretion to settle the RSUs prior to the time set forth herein to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4).

Mandatory Sale to Cover Tax Withholding Obligations/Company Withholding:
As a condition to acceptance of this award of RSUs, to the greatest extent permitted under the Plan and Applicable Laws and unless otherwise determined by the Administrator, any tax withholding obligations related to this award of RSUs will be satisfied by the sale of a number of the Shares otherwise deliverable to the Participant (determined in accordance with Section 3 of the RSU Agreement) through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) and the remittance of the cash proceeds of such sale to the Company. Under the RSU Agreement, the Company is authorized and directed by Participant to make payment from the cash proceeds of the sale directly to the appropriate taxing authorities in an amount equal to the tax withholding obligations related to the RSUs.
It is the Company’s intent that any mandatory sale to cover tax withholding obligations imposed by the Company on Participant in connection with the receipt of this Award comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c). The Company may also enter into any other arrangement with the Participant to satisfy Participant’s tax withholding obligations in accordance with Section 3 of the RSU Agreement.

By signing this Grant Notice or otherwise accepting this grant, Participant hereby agrees to all of the following:
●This award of RSUs is granted under and governed by the terms and conditions of this Grant Notice, the Plan, the RSU Agreement, and any ancillary documents, all of which are attached to and made a part of this Grant Notice.
●Participant acknowledges and agrees that Participant will incur and is responsible for satisfaction of the tax withholding obligations in connection with this award of RSUs and that the Company may mandate or permit arrangements with the

Participant to satisfy such tax withholding obligations in accordance with Section 3 of the RSU Agreement, including, but not limited to, the arrangements described herein.
●Participant acknowledges and agrees that Participant has reviewed the Plan and the RSU Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the RSUs, and fully understands all provisions of the Plan, this Grant Notice and the RSU Agreement.
●Participant acknowledges and agrees that Participant has read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time.
●Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and RSU Agreement.

__________________________________                _____________________
Participant Name:                             Date

Wag! Group Co.

2022 Omnibus Incentive Plan

Restricted Stock Unit Grant Agreement

Pursuant to your Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Agreement (the “Agreement”), Wag! Group Co., a Delaware corporation (the “Company”), has granted you (the “Participant”), as of the Date of Grant set forth in the Grant Notice, a restricted stock unit award covering the number of units set forth in your Grant Notice, each of which represents one (1) share of the Company’s Common Stock (the “RSUs”) pursuant to the Company’s 2022 Omnibus Incentive Plan (the “Plan”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan or in the Grant Notice shall have the meaning ascribed to them in the Plan or in the Grant Notice. In the event of any conflict between the terms of this Agreement and the Grant Notice or the Plan, the terms of the Plan will control.
1.No Stockholder Rights. Unless and until such time as Shares are issued pursuant to this Agreement in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs, including, without limitation, no right to dividends (or dividend equivalents) or to vote such Shares.
2.Termination. Except as otherwise determined by the Administrator, if Participant ceases to be a Service Provider at any time for any reason (including death or Disability), all RSUs that are outstanding and unvested as of the date Participant ceases to be a Service Provider (including those for which vesting is no longer possible under the terms of the Grant Notice and this Agreement) shall be forfeited to the Company on the date Participant ceases being a Service Provider, and all rights of Participant to such RSUs shall immediately terminate at such time. Subject to Applicable Laws, in the event Participant ceases to be a Service Provider because Participant’s service is terminated by the Company for Cause, then Participant’s vested but unsettled RSUs will also be forfeited upon the date of such termination, and Participant will have no further rights or interests with respect to such vested RSUs. Further, unless otherwise approved by the Company, Participant’s right to vest in the RSUs will terminate as of such date and will not be extended by any contractual notice period or any period of “garden leave” or similar notice period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any. To the extent permitted by Section 409A of the Code, if Participant ceases to hold the role or roles of Employee, Director or Consultant that such Participant held at the time the RSUs were granted, but Participant continues, or simultaneously commences, services as a Service Provider, Participant’s status as a Service Provider shall be treated as having been terminated for purposes of this Agreement unless otherwise provided by the Administrator in its sole discretion.
For the purposes of this Agreement and unless otherwise provided in the Grant Notice or in any employment or service agreement entered into between Participant and the Company or its affiliates that contains a definition of “Cause” (or any term of similar effect), “Cause” shall mean: (a) Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) Participant’s material breach of any agreement between Participant and the Company, (c) Participant’s material failure to comply with the Company’s written policies or rules, (d) Participant’s commission of, or Participant’s plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State or non-US jurisdiction, (e) Participant’s gross negligence or willful misconduct or (f) any other material act or omission done by Participant without consent of the Company that the Administrator determines reasonably could expose the Company to material harm. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause, including making any such determination following the date Participant ceases providing services to the Company.
3.Responsibility for Taxes. As a condition to the grant, vesting, and settlement of the RSUs, Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social security contributions (including the employer’s social security contributions to the extent such amounts may be lawfully recovered from or borne by Participant), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (or any equivalent or similar taxes, contributions or other relevant tax-related items in any relevant jurisdiction) or required deductions, withholdings or payments legally applicable to Participant and related to the receipt, vesting or settlement of the RSUs, the issuance, holding or subsequent sale of the Shares allocated to the RSUs, or the participation in the Plan (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges and agrees that Participant is solely responsible for filing all relevant documentation that may be required in relation to the RSUs or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company, its Parent, Subsidiaries or affiliates (the “Company Group”) pursuant to Applicable Laws), such as, but not limited to, personal income tax returns or reporting statements in relation to the receipt, vesting or settlement of the RSUs, the issuance of the Shares allocated to the RSUs, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends.
Participant further acknowledges that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the receipt, vesting or settlement of the RSUs, the issuance, holding or subsequent sale of the Shares allocated to the RSUs and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Participant also understands that Applicable Laws may require varying RSU or Share valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Participant under Applicable Laws.
By entering into this Agreement, Participant agrees to indemnify the Company and any relevant Parent, Subsidiary or affiliate, against all and any liability for any taxes or Tax-Related Items which may arise in respect of or in connection with the RSUs (or, for the avoidance of doubt, any RSUs granted or provided to Participant by way of rollover, assumption or replacement of the RSUs) or the Shares (or, for the avoidance of doubt, other shares or securities) issued or transferred pursuant to the vesting of the RSUs (or, for the avoidance of doubt, any RSUs granted or provided to Participant by way of rollover, assumption or replacement of the RSUs).

Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, pursuant to this Agreement and subject to Applicable Laws, Participant authorizes the Company or its respective agents, at their discretion, to satisfy Participant’s tax withholding obligations related to this award of RSUs as set forth in Section 16 of the Plan.

Depending on the method of satisfying the tax withholding obligations, the Company may pay, withhold or account for such tax withholding obligations by considering applicable minimum statutory withholding amounts or other applicable tax or withholding rates, including maximum applicable rates, in which case Participant will (depending on the laws of the relevant jurisdiction) receive a refund of any over-withheld or over-paid amount in cash or otherwise be able to claim relief in respect of any such over-withheld or over-paid amount, and will in any event have no entitlement to the Share equivalent.
Participant agrees to pay to the Company any amount of tax withholding obligations that the Company may be required to pay, withhold or account for as a result of Participant’s receipt, vesting or settlement of the RSUs, the issuance or holding of the Shares allocated to the RSUs or the participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with Participant’s obligations in connection with the tax withholding obligations.
Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s receipt of the RSUs, the vesting and/or settlement of the RSUs, the issuance or holding of Shares allocated to the RSUs and/or the disposition of such Shares. Participant represents that Participant has consulted any tax consultants Participant deems advisable in connection with the receipt of the RSUs, the vesting and/or settlement of the RSUs, the issuance or holding of Shares allocated to the RSUs and/or the disposition of such Shares and that Participant is not relying on the Company for any tax advice.
4.Nature of Grant. In accepting the RSUs, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(c)all decisions with respect to future restricted stock units or other grants, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the RSUs and the Shares allocated to the RSUs are not intended to replace any pension rights or compensation and are outside the scope of Participant’s employment contract, if any;
(f)the RSUs and the Shares allocated to the RSUs, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of- service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.
5.Section 409A of the U.S. Internal Revenue Code. All payments made and benefits provided under this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Code to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. Each tranche of RSUs that vests, or is scheduled to vest, pursuant to the Grant Notice shall be designated as a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of all or a portion of any unvested RSUs is accelerated in connection with the termination of Participant’s status as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if both (a) the Participant is a “specified employee” within the meaning of Section 409A of the Code at the time of the termination of Participant’s status as a Service Provider, and (b) the payment of such accelerated RSUs would result in the imposition of additional tax under Section 409A of the Code if paid to the Participant within the six (6) month period following the termination of Participant’s status as a Service Provider, then the payment of such accelerated RSUs will not be made until the date that is six (6) months and one (1) day following the date of the termination of Participant’s status as a Service Provider, unless the Participant dies following the termination of such Participant’s status as a Service Provider, in which case, the RSUs will be paid in Shares to the Participant’s estate as soon as practicable following Participant’s death. In no event will the Company reimburse Participant for any taxes or other penalties that may be imposed on Participant as a result of Section 409A and, by accepting the RSUs, Participant hereby indemnifies the Company for any liability that arises as a result of Section 409A.
6.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s receipt of the RSUs, the vesting or settlement of the RSUs or the Shares allocated thereto or the sale of such Shares. Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan and the RSUs before accepting the RSUs or otherwise taking any action related to the RSUs or the Plan.
7.Data Privacy.
In connection with this Agreement and Participant’s participation in the Plan, the Company Group, or another third party acting on its behalf, will collect, use or otherwise process “personal information” or “personal data,” as such terms are defined under applicable U.S. federal and state privacy laws and, if applicable, the privacy laws in other jurisdictions (collectively, “personal information”), that it has collected about the Participant or which has otherwise been provided by the Participant including identifiers, such as Participant’s name, home address and social security number or other identification number, as well as Participant’s telephone number, email address, driver’s license number, passport number, date of birth and nationality, and other professional or employment-related information, such as salary, job title, any Shares or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, including, as the case may be, sensitive information pertaining to disability claims (the foregoing, collectively, “Data”), to the extent necessary for the sole business purpose of implementing, administering and managing the Plan. Participant must ensure that any Data provided to the Company Group is accurate and up to date, and Participant should promptly notify the Company Group if and when Participant becomes aware that any such Data is no longer accurate or up to date.

By accepting this Agreement and participating in the Plan, Participant hereby explicitly and unambiguously (i) acknowledges that they have read and understood this Section 7 (the “Privacy Notice”) and (ii) consents to the collection, use, disclosure or transfer, in electronic or other form, of Data as described in the Privacy Notice and any other RSU grant materials by and among the entities in the Company Group, or as otherwise disclosed herein, for the purpose of implementing, administering and managing Participant’s participation in the Plan.

Unless the Participant has otherwise provided their affirmative consent, the Company Group will not “sell,” as that term is defined by the California Consumer Privacy Act and its implementing regulations or by other applicable state privacy laws, any Data. Participant understands that Data will be disclosed and/or transferred to a third party stock plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan, to the extent necessary and for the sole purpose of the administration and management of the Plan. Such third party stock plan service provider may in turn use the services of their affiliates or third party service providers to process Data where necessary or appropriate.

Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, or instructs the Company to cease the processing of the Data, Participant’s status as a Service Provider will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent or instructing the Company to cease processing, is that the Company would not be able to grant Participant RSUs or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan.

For more information regarding the Company Group’s collection or processing of Data, please contact Participant’s local human resources representative.

8.Miscellaneous.
(h)Governing Law and Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit and consent to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware located in Wilmington, Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in Wilmington, Delaware or the United States District Court for the District of Delaware) and appellate courts thereof, and no other courts, where this grant is made and/or to be performed.
(i)Entire Agreement; Enforcement of Rights; Amendment. This Agreement, together with the Plan and the Grant Notice, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior or contemporaneous discussions between them. Except as contemplated by the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement to the extent it would materially and adversely affect the rights of Participant. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with the RSUs.
(j)Severability. If one or more provisions of this Agreement, the Grant Notice or the Plan are held to be unenforceable under Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties do not reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, the Grant Notice and the Plan, (ii) the balance of the Agreement, the Grant Notice and the Plan shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement, the Grant Notice and the Plan shall be enforceable in accordance with its terms.
(k)Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares allocated to the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(l)Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or fax, or forty-eight (48) hours after being deposited in the U.S. mail or a comparable foreign mail service, as certified or registered mail with postage or shipping charges prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address, email or fax number set forth in the Company’s books and records.
(m)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile, email or other electronic execution and delivery of this Agreement (including but not limited to execution by electronic signature or click-through electronic acceptance) shall constitute valid and binding execution and delivery for all purposes and shall be deemed to be, and have the effect of, an original signature.
(n)Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns. The rights and obligations of Participant under this Agreement may only be assigned with the prior written consent of the Company.
(o)Electronic Delivery. The Company may, in its sole discretion, decide to deliver to Participant by email or any other electronic means any documents, elections or notices related to this Agreement, the RSUs, the Shares allocated to the RSUs, Participant’s current or future participation in the Plan, securities of the Company or any member of the Company Group or any other matter, including documents, elections and/or notices required to be delivered to Participant by applicable securities law or any other Applicable Laws or the Company’s certificate of incorporation or bylaws. By accepting this Agreement, whether electronically or otherwise, Participant hereby consents to receive such documents and notices by such electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.